UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                                     of the
                         SECURITIES EXCHANGE ACT OF 1934

                         Date of Report: March 31, 2006


                        AMERIRESOURCE TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

        0-20033                                         84-1084784

(Commission File Number)                    (IRS Employer Identification Number)


            3440 E. Russell Road, Suite 217, Las Vegas, Nevada 89120
               (Address of Principal Executive Offices) (Zip Code)

                                 (702) 214-4249
              (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

         On March 27, 2006, AmeriResource Technologies, Inc., a Delaware corporation ("AMRE"), American Factors Group, LLC, a New Jersey limited liability company ("AFG"), and Delmar Janovec, a Nevada resident and President of AMRE ("Janovec"), entered into a Settlement Agreement (the "Agreement") whereby AMRE agreed to repay a total debt, including interest, of $637,509.75 ("Debt") at a reduced rate of $350,000 plus the issuance of approximately 2% of AMRE's outstanding stock ("Payment") to AFG's designated beneficiary, William R. Robins Family Trust No. 8. Under the terms of the Agreement, AMRE shall tender to AFG $50,000 within 48 hours of the signing of the Agreement, an additional $200,000 on or before April 27, 2006, and a final payment $100,000 on or before June 30, 2006. In exchange for the Payment, AFG will fully release AMRE and Janovec from any liability associated with the Debt. In the event AMRE fails to meet the payment schedule under the Agreement, the Agreement will become null and void and any payments made by AMRE will go to reduce the Debt, and the SRA (as defined below) will remain in effect.

         The Debt stems from a Settlement and Release Agreement ("SRA") and Promissory Note ("Note") entered into by AMRE, and guaranteed by Janovec, on or about August 2, 2000, whereby AMRE agreed to repay certain obligations to AFG. AMRE, AFG, and Janovec have entered into four addendums to the SRA, with the fourth and latest such addendum executed on February 28, 2005 ("Fourth Addendum"). AMRE had been in default under the Fourth Addendum prior to the execution of the Agreement.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 31st day of March 2006.

                                                AmeriResource Technologies, Inc.


                                                By: /s/ Delmar Janovec
                                                    ------------------
                                                AmeriResource Technologies, Inc.
                                                By: Delmar Janovec, President

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